Exhibit 14

EQUUS II INCORPORATED

CODE OF BUSINESS CONDUCT AND ETHICS

FOR MEMBERS OF THE BOARD OF DIRECTORS,

OFFICERS AND EMPLOYEES

Adopted by the Board of Directors on May 6, 2004

The Board of Directors (the “Board”) of Equus II Incorporated (the “Fund”) has adopted the following Code of Business Conduct and Ethics for members of the Board, officers, and employees of the Fund (this “Code”). This Code is intended to focus the Board, each Director, Officer, and employee on areas of ethical risk, provide guidance to Directors, Officers, and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each Director, Officer, and employee must comply with the letter and spirit of this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for Directors, Officers, and employees. Directors, Officers, and employees are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who may consult with legal counsel as appropriate.

Directors, Officers, and employees of the Fund should read and comply with this Code in conjunction with the Fund’s Code of Ethics and Insider Trading Policy.

1. Conflict of Interest

A “conflict of interest” occurs when a Director’s, Officer’s, or employee’s private interest interferes in any way, or appears to interfere, with the interests of the Fund as a whole. Conflicts of interest arise when a Director, Officer, Employee or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a Director, Officer, or employee of the Fund or of Equus Capital Management Corporation, the Fund’s Investment Advisor (“ECMC”). Loans or guarantees of obligations may create conflicts of interest. Therefore, the Fund shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of Directors or Officers or any members of their families.

Directors, Officers, and employees must avoid conflicts of interest with the Fund. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Fund must be disclosed immediately to the Chair of the Audit Committee or to the attending of the individual designated in Section II below.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which Directors, Officers, and employees must refrain, however, are set out below:

•	Relationship of Fund with third parties. Directors, Officers, and employees may not engage in any conduct or activities that are inconsistent with the Fund’s best interests or that disrupt or impair the Fund’s relationship with any person or entity with which the Fund has or proposes to enter into an investment, business or contractual relationship.

•	Compensation from non-Fund sources. Directors, Officers, and employees may not accept compensation, in any form, for services performed for the Fund from any source other than the Fund. Notwithstanding, Directors and Officers may accept board fees and non-employee director stock options from portfolio companies, if such fees and options are offered by the portfolio company to all non-employee directors and disclosed to the Fund and its Audit Committee.

•	Gifts. Directors, Officers, employees and members of their families may not offer, give or receive gifts from persons or entities who deal with the Fund or its portfolio companies, in those cases where any such gift is being made in order to influence the Directors’ or Officers’ actions as members of the Board and senior management of the Fund or its portfolio companies, or where acceptance of the gifts could create the appearance of a conflict of interest.

2. Insider Trading

Officers, Directors, and employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Fund and its portfolio companies should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please consult the Fund’s policy on insider trading for additional policies related hereto.

3. Corporate Opportunities

Directors, Officers, and employees owe a duty to the Fund to advance its legitimate interests when the opportunity to do so arises. When an opportunity that relates to the Fund’s business has been presented to the Directors solely by the Fund, ECMC or their agents, Officers and Directors are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of the Fund’s property or information, or the Director’s, Officer’s, and employee’s position with the Fund or ECMC; (b) using the Fund’s property, information, or position for personal gain; or (c) personally competing with the Fund, directly or indirectly, for business opportunities. However, if it has been determined that the Fund will not pursue an opportunity presented to the Fund, a Director, Officer, or employee may pursue such opportunity if such involvement is fully disclosed to the Fund and its Audit Committee and does not interfere with the fulfillment of the Director’s, Officer’s, and employee’s responsibility to the Fund.

4. Record-Keeping

The Fund requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Fund’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Fund’s transactions and must conform both to applicable legal requirements and to the Fund’s system of internal controls. Periodic and other reports (financial and otherwise) to federal, state, and local government agencies must present a full, fair, accurate, timely, and understandable disclosure of the Fund. Business records and communications should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Fund’s record retention policies.

5. Confidentiality

Directors, Officers, and employees must maintain the confidentiality of information entrusted to them by the Fund or its portfolio companies, and any other confidential information about the Fund or its portfolio companies that comes to them, from whatever source, in their capacity as Director, Officer, or employee except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Fund or its portfolio companies, if disclosed.

6. Protection and Proper Use of Fund Assets

Theft, carelessness and waste of assets have a direct impact on the Fund’s profitability. Directors, Officers, and employees shall protect the Fund’s assets and ensure their efficient use. All Fund assets shall be used only for legitimate business purposes, and any suspected incident of fraud or theft should be immediately reported for investigation.

7. Fair Dealing

The conduct required by fair dealing requires honesty in fact and the observance of reasonable commercial standards of fair dealing. Directors, Officers, and employees shall deal fairly and honestly with the Fund’s other Directors, Officers, and employees, portfolio companies (including the members of management thereof) vendors and co-investors. No Director, Officer, or employee should do anything that could be interpreted as dishonest or outside reasonable commercial standards of fair dealing. Directors, Officers, and employees should act at all times in good faith, responsibly, with due care, competence and diligence, and without misrepresentation of any material facts.

8. Compliance with Laws, Rules and Regulations

Directors, Officers, and employees shall comply, and oversee compliance by other Directors, Officers, and employees with all laws, rules and regulations applicable to the Fund.

9. Waivers of this Code of Business Conduct and Ethics

Changes in or waivers of this Code may be made only by the Board of Directors of the Fund or, in the case of any change in or waiver of this Code for any of the Officers, only by the independent directors on the Board of Directors of the Fund. All changes in or waivers of this Code for Officers will be promptly disclosed as required by law or stock exchange regulations.

10. Encouraging the Reporting of any Illegal or Unethical Behavior

Directors, Officers, and employees should promote ethical behavior and take steps to create a working environment at the Fund and ECMC that: (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations or this Code to appropriate personnel; and (c) fosters the understanding among employees that the Fund and ECMC will not permit retaliation for reports made in good faith.

11. Failure to Comply; Compliance Procedures

A failure by any Director, Officer, or employee to comply with the laws or regulations governing the Fund’s business, this Code or any other Fund policy or requirement may result in disciplinary action, and, if warranted, legal proceedings. Directors, Officers, or employees should communicate any suspected violations of this Code promptly to the Chair of the Audit Committee of the Board. Please call the Fund’s outside general counsel, John T. Unger at Thompson & Knight, LLP at 713-853-8811 for contact information. If you prefer to write, address your concerns to: Chair of the Audit Committee, Equus II incorporated, c/o John T. Unger, Thompson & Knight, LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002. Violations will be investigated by the Audit Committee or by a person or persons designated by the Audit Committee and appropriate action will be taken in the event of any violations of this Code.

12. Annual Review

Annually, each Director, Officer, and employee shall provide written certification that he or she has read and understands this Code and its contents and that he or she has not violated, and is not aware that any other Director, Officer, or employee has violated, this Code.

EQUUS II INCORPORATED

CODE OF BUSINESS CONDUCT AND ETHICS FOR

MEMBERS OF THE BOARD OF DIRECTORS

AND OFFICERS

ACKNOWLEDGEMENT FORM

I have received and read the Code of Business Conduct and Ethics for the Board of Directors and Officers of Equus II Incorporated (the “Fund”), and I understand its contents. I agree to comply fully with the standard contained in the Code and the Fund’s related policies, procedures and guidelines. I understand that I have an obligation to report any suspected violations of the code that I become aware of.

Printed Name

Signature

Date

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